EXHIBIT 99.1
[ANADIGICS Logo Omitted]

             ANADIGICS ANNOUNCES PRICING OF CONVERTIBLE SENIOR NOTES

WARREN, NJ--September 21, 2004--ANADIGICS, Inc. (Nasdaq: ANAD), today announced that it has priced its offering of $33 million aggregate principal amount of convertible senior notes due 2009, through an offering to qualified institutional buyers under Rule 144A of the Securities Act of 1933, as amended. These notes will be convertible at any time prior to maturity into shares of ANADIGICS, Inc. common stock at a conversion rate of 200 shares of common stock per $1,000 principal amount of notes, which is equivalent to a conversion price of $5.00 per share and represents an approximately 29.53% premium to the closing price of $3.86 per share of ANADIGICS, Inc. common stock on September 20, 2004. The notes will bear interest at an annual rate of 5.00%, payable semi-annually in arrears. The notes mature on October 15, 2009. ANADIGICS, Inc. has granted the initial purchaser of the notes an option to acquire up to an additional $5 million aggregate principal amount of notes.

We expect to use the net proceeds of this offering to reduce our outstanding indebtedness through the repurchase of at least $20.0 million aggregate principal amount of our outstanding 5.00% convertible senior unsecured notes due 2006. Any remaining net proceeds not utilized to repurchase outstanding indebtedness will be used for general corporate purposes.

This press release is neither an offer to sell nor the solicitation of an offer to buy the notes or any other securities, and shall not constitute an offer, solicitation, or sale in any jurisdiction in which such an offer, solicitation or sale is unlawful.

The notes and the shares of common stock issuable upon conversion of the notes have not been registered under the Securities Act of 1933, as amended, and may not be offered or sold absent registration or an applicable exemption from the registration requirements.

Forward Looking Statements

Except for historical information contained herein, this press release contains projections and other forward-looking statements (as that term is defined in the Securities Exchange Act of 1934, as amended). These projections and forward-looking statements reflect the Company's current views with respect to future events and financial performance and can generally be identified as such because the context of the statement will include words such as "believe," "anticipate," "expect," or words of similar import. Similarly, statements that describe our future plans, objectives, estimates or goals are forward-looking statements. No assurances can be given, however, that these events will occur or that these projections will be achieved and actual results and developments could differ materially from those projected as a result of certain factors. Important factors that could cause actual results and developments to be materially different from those expressed or implied by such projections and forward-looking statements include those factors detailed from time to time in our reports filed with the Securities and Exchange Commission, including the Company's annual report on Form 10-K for the year ended December 31, 2003, and those discussed elsewhere herein.